UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 29, 2021

Date of report (date of earliest event reported)

MassRoots, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

277 Suburban Drive, Suffolk, VA 23434

(Address of principal executive offices) (Zip Code)

(303) 816-8070

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement

On November 29, 2021, MassRoots, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain institutional investors as purchasers (the “Investors”). Pursuant to the Securities Purchase Agreement, the Company sold, and the Investors purchased, approximately $37,700,000, which consisted of approximately $33.0 million in cash and $4.7 million of existing debt of the Company which was exchanged for the notes and warrants issued in this offering (collectively, the “Purchase Price”) in principal amount of senior secured convertible notes (the “Senior Notes”) and warrants (the “Warrants”). The transaction closed on November 30, 2021.

The Senior Notes were issued with an original issue discount of 6%, bear interest at the rate of 6% per annum, and mature after 6 months, on May 30, 2022. The Senior Notes are convertible into shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a conversion price per share of $0.05, subject to adjustment under certain circumstances described in the Senior Notes. To secure its obligations thereunder and under the Securities Purchase Agreement, the Company has granted a security interest over substantially all of its assets to the collateral agent for the benefit of the Investors, pursuant to a pledge and security agreement. Upon the listing of the Common Stock on a national exchange and certain other conditions being met, the Senior Notes issued in this offering will automatically convert into Common Stock at the conversion price set forth in the Senior Notes.

The maturity date of the Senior Notes may be extended by the Company prior to the initial maturity date to November 30, 2022 if no Equity Conditions Failure is occurring. The maturity date of the Senior Notes also may be extended by the holders under other circumstances specified therein. If the Company is unable to extend the Senior Notes or elects not to do so, the Company will be required to repay the Senior Notes through equity issuances, additional borrowings, cash flows from operations and/or other sources of liquidity.

The Warrants are exercisable for five (5) years to purchase an aggregate of 754,299,320 shares of Common Stock at an exercise price of $0.065, subject to adjustment under certain circumstances described in the Warrants.

In addition, each of the directors and officers of the Company entered into lock-up agreements, which prohibit sales of the Common Stock for six months, subject to certain exceptions.

The Company is utilizing the proceeds of this offering to redeem all of its outstanding Series X and Series Y preferred shares, retire debt outstanding prior to the offering, and to expand operations aimed at accelerating growth.

The issuance of the Senior Notes and Warrants is being made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), for the offer and sale of securities not involving a public offering, and Regulation D promulgated under the Securities Act. The Company has agreed to file a registration statement registering the resale by the Investors of up to 300% of the shares issuable upon conversion of the Senior Notes and exercise of the Warrants. The Company has agreed to file such registration statement with the Securities and Exchange Commission, or SEC, by December 10, 2021, and seek effectiveness within 60 days following the date of the Securities Purchase Agreement, or 90 days in the event of a full review of the registration statement by the SEC.

The Securities Purchase Agreement and certain other transaction documents have been attached as exhibits to this report to provide security holders with information regarding their terms. They are not intended to provide any other factual information about the parties to the transaction documents or any of their respective affiliates. The representations, warranties and covenants contained in the transaction documents were made only for the purposes of such transaction documents and as of specified dates, were solely for the benefit of the parties to such transaction documents and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the transaction documents instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the transaction documents. Accordingly, they should not rely on the representations, warranties and covenants contained in the transaction documents or any descriptions thereof as characterizations of the actual state of facts or condition of any of the parties or any of their respective affiliates.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant

The description of the Senior Notes issued by the Company described in Item 1.01 is incorporated herein.

Item 3.02 Unregistered Sales of Equity Securities.

The description of the Senior Notes and Warrants issued by the Company described in Item 1.01 is incorporated herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant

4.2	Form of Senior Note

10.1	Securities Purchase Agreement, dated November 29, 2021, by and between MassRoots, Inc. and the parties thereto.

10.2	Pledge and Security Agreement, dated November 30, 2021, by and between MassRoots, Inc. and the parties thereto.

10.3	Registration Rights Agreement, dated November 29, 2021, by and between MassRoots, Inc. and the parties thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSROOTS, INC.

By:	/s/ Danny Meeks
Name:	Danny Meeks
Title:	Chief Executive Officer

Date: December 6, 2021

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